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Exhibit 99.1

FORM OF INSTRUCTIONS
AS TO USE OF
CACHE, INC.
RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER
AS TO ANY QUESTIONS

        The following instructions relate to a rights offering (the "Rights Offering") by Cache, Inc., a Florida corporation ("Cache"), to the holders of record (the "Recordholders") of its common stock, par value $0.01 per share (the "Common Stock"), as described in the accompanying Cache prospectus dated April [    •    ], 2013 (the "Prospectus"). Recordholders as of 5:00 p.m., New York City time, on April 4, 2013 (the "Record Date") are receiving, at no charge, transferable subscription rights (the "Rights") to subscribe for and purchase shares of Common Stock (the "Underlying Shares"). In the Rights Offering, Cache is offering an aggregate of 4,848,484 Underlying Shares.

        Each Recordholder will receive approximately [    •    ]% of a whole Right for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. The Rights will expire if not exercised prior to 5:00 p.m., New York City time, on April [    •    ], 2013, unless extended (the "Expiration Time"); provided, that, pursuant to the Backstop and Investment Agreement (as defined in the Prospectus), our board of directors may not extend the rights offering by more than 30 days without the prior written consent of each of MFP Partners, L.P. ("MFP Partners") and Mill Road Capital, L.P. ("Mill Road"). Each whole Right allows the holder thereof to subscribe for one share of Common Stock (the "Basic Subscription Right") at the cash price of $1.65 per full share (the "Subscription Price"). For example, if a holder of Rights owned 100 shares of Common Stock as of 5:00 p.m., New York City time on the Record Date, it would receive [    •    ] Rights (rounded down from approximately [    •    ] Rights) and would have the right to purchase [    •    ] shares of Common Stock for the Subscription Price.

        If a Rights holder purchases all of the shares of common stock available to it pursuant to its Basic Subscription Right, it may also exercise an over-subscription right (such shares, determined taking into account the limitation described in the remainder of this sentence, the "Over-Subscription Right") to purchase a portion of any shares of Common Stock that are not purchased by shareholders through the exercise of their Basic Subscription Rights (the "Unsubscribed Shares"), up to the number of shares it purchased under the Basic Subscription Right and subject to the limitation that if any Over-Subscription Rights are exercised, Cache will not issue a number of shares in excess of 4,848,484 pursuant to the exercise of Basic Subscription Rights, Over-Subscription Rights and the pro rata investment (as defined in the Prospectus and as described in clause (a) of the following paragraph). To the extent the number of the Unsubscribed Shares is not sufficient to satisfy all of the properly exercised Over-Subscription Right requests, then the Unsubscribed Shares will be prorated among those who properly exercised their Over-Subscription Right based on the number of shares each rights holder subscribed for under the Over-Subscription Right.

        Cache has entered into the Backstop and Investment Agreement with (i) MFP Partners and Mill Road, who, as of the Record Date, beneficially owned approximately [    •    ]% and [    •    ]% of the shares of Common Stock, respectively, and (ii) Jay Margolis, who was appointed Cache's Chairman of the Board and Chief Executive Officer on February 5, 2013. Pursuant to the Backstop and Investment Agreement, in a transaction separate from the Rights Offering, (a) each of MFP Partners and Mill Road has severally and not jointly agreed to purchase from Cache the number of shares of Common Stock equal to its full pro rata share (as of the Record Date) of the number of shares of Common Stock to be offered pursuant to the Rights Offering, (b) each of MFP Partners, Mill Road and Mr. Margolis has agreed, severally and not jointly, to purchase from Cache a specified number of shares such that the gross proceeds to Cache from the Rights Offering, the issuance of shares to MFP Partners and Mill Road as described in clause (a) above and the backstop commitment described in this clause (b) will be $8.0 million, and (c) each of Mill Road and Mr. Margolis has agreed to purchase from Cache additional shares of Common Stock in such amount, if any, sufficient to enable them to acquire an aggregate of $3.5 million and $1.0 million of Common Stock, respectively, to the extent they are not able to otherwise acquire such amounts pursuant to the transactions described in clauses (a) and (b) of this sentence. The obligations of MFP Partners, Mill Road and Mr. Margolis are subject to conditions more fully described in the Prospectus.

        Each Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Right and its Over-Subscription Right. Because Cache will not know the total number of Unsubscribed Shares prior to the Expiration Time, if a Rights holder wishes to maximize the number of shares it may purchase pursuant to the holder's Over-Subscription Right, the holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the holder, assuming that no shareholders other than such holder purchases any shares of Common Stock pursuant to their Basic Subscription Right and Over-Subscription Right.

        Fractional Rights remaining after aggregating all of the Rights distributed to you will be rounded down to the nearest whole number to ensure that Cache offers no more than 4,848,484 shares of Common Stock in the Rights Offering. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

        Cache will not be required to issue shares of Common Stock to you if the Subscription Agent does not receive your payment (whether delivered directly in case you are a Recordholder or indirectly through a Recordholder in the case you are a beneficial owner but not a Recordholder) prior to the Expiration Time, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. Cache may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time, provided that Cache's board of directors may not extend the Expiration Time by more than 30 days without the prior written consent of each of MFP Partners and Mill Road. If Cache elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced Expiration Time. The Rights will be evidenced by transferable Rights certificates (the "Rights Certificates").

        The number of Rights to which you are entitled is printed on the face of your Rights Certificate. The number of Rights printed on the face of the Rights Certificate is also an upper limit on the number of shares you elect to subscribe for pursuant to the Over-Subscription Right. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

        YOUR RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION RIGHT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A RIGHTS HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1.     Method of Subscription—Exercise of Rights.

        To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Right plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-Subscription Right, to the Subscription Agent, on or prior to the Expiration Time. Payment of the aggregate Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to Continental Stock Transfer and Trust Company, as Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at JPMorgan Chase Bank at ABA No. 021000021, further credit to Account Number 475-580389, Account Name—Continental Stock Transfer and Trust as agent for Cache, Inc. (the "Subscription Account"). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the aggregate Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

        The Rights Certificate and payment of the aggregate Subscription Price if by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by hand delivery, first class mail or courier service to:

Continental Stock Transfer and Trust Company
17 Battery Place—8th Floor
New York, NY 10004
Attn: Corporate Actions Department

Telephone Number for Confirmation:
800-509-5586

Delivery to an address other than the address above does not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising Rights or require additional copies of relevant documents, please contact the Information Agent, Laurel Hill Advisory Group, LLC, at: 888-742-1305.

        By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, you may cause a written guarantee, a copy of which is being furnished to you (the "Notice of Guaranteed Delivery"), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an "Eligible Institution"), to be received by the Subscription Agent on or prior to the Expiration Time together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Rights Certificate or Rights Certificates held by you, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Right, the number of additional shares of Common Stock you wish to subscribe for pursuant to the Over-Subscription Right and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Rights Certificate or Rights Certificates evidencing such Rights within three (3) business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Rights Certificate or Rights Certificates evidencing the Right or Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No. 212-616-7610). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address set forth above, or by calling Laurel Hill Advisory Group, LLC, the Information Agent, at 888-742-1305.

        If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Right in full, you will be deemed to have exercised your Over-Subscription Right to purchase the maximum number of shares of Common Stock with your over-payment. If Cache does not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

        Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Right on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Cache, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

        Cache can also provide no assurances that each Rights holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Right in full. Cache will not be able to satisfy a Right holder's exercise of the Over-Subscription Right if all of the Rights holders exercise their Basic Subscription Right in full, and Cache will only honor an Over-Subscription Right to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights, subject to the limitations set forth above.

  •
  To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Rights holder pursuant to the Over-Subscription Right is less than the amount the Rights holder actually paid in connection with the exercise of the Over-Subscription Right, the Rights holder will be allocated only the number of Unsubscribed Shares available to it, as soon as practicable after the Expiration Time, and the Rights holder's excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

  •
  To the extent the amount a Rights holder actually paid in connection with the exercise of the Over-Subscription Right is less than or equal to the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Rights holder pursuant to the Over-Subscription Right, such Rights holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Right. See "The Rights Offering—The Subscription Rights—Over-Subscription Right."

2.     Issuance of Common Stock.

        The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

        (a)    Basic Subscription Right.    As soon as practicable after the closing of the Rights Offering and the valid exercise of Rights, the Subscription Agent will mail to each Rights holder that validly exercises the Basic Subscription Right certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Right.

        (b)    Over-Subscription Right.    As soon as practicable after the closing of the Rights Offering (including after all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected), the Subscription Agent will mail to each Rights holder that validly exercises the Over-Subscription Right certificates representing the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Right.

        (c)    Excess Cash Payments.    As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Rights holder, without interest.

3.     Sale or Transfer of Rights.

        The Rights granted to you will be transferable during the course of the Rights Offering, and the Rights are listed on the Nasdaq Global Select Market under the symbol "CACHR". As a result, you may transfer or sell your Rights if you do not want to purchase any shares of our Common Stock. If you purchase Rights in the open market or otherwise, and the Rights Offering is not completed, the purchase price paid for such Rights will not be returned to you.

4.     Execution.

        (a)    Execution by Registered Holder.    The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

        (b)    Execution by Person Other than Registered Holder.    If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

        (c)    Signature Guarantees.    Your signature must be guaranteed by an Eligible Institution (as defined above) if you specify special delivery instructions. See the "Form of Election to Purchase" attached to your Rights Certificate(s).

5.     Method of Delivery.

        The method of delivery of Rights Certificates and payment of the aggregate Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. However, if you elect to exercise your Rights, Cache urges you to consider using a certified or cashier's check, money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send an uncertificated check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the Subscription Agent's account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire or transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days. Accordingly, Rights holders that wish to pay the aggregate Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

6.     Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

        In the case of Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic Subscription Right and of the Over-Subscription Right may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised subscribed for pursuant to the Basic Subscription Right and the number of Unsubscribed Shares subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf such nominee is acting, and payment to the Subscription Agent? of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right. See the Company's "Letter to Shareholders" and "Form of Election to Purchase" attached to your Rights Certificate(s).

7.     Substitute Form W-9.

        TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES, (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTERS DISCUSSED HEREIN, AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        Each Rights holder who elects to exercise Rights should provide the Subscription Agent with a correct Taxpayer Identification Number ("TIN") on Substitute Form W-9, a copy of which is being furnished to each Rights holder. Additional copies of Substitute Form W-9 may be obtained upon request from the Subscription Agent at the address set forth above or by calling Laurel Hill Advisory Group LLC, the Information Agent, at Josh Pollen. Failure to provide the information on the form may subject such holder to a $50.00 penalty for each such failure and to U.S. federal income tax backup withholding (currently at a 28% rate) with respect to dividends that may be paid by Cache on shares of Common Stock purchased upon the exercise of Rights (for those holders exercising Rights).

8.     Determinations Regarding the Exercise of Your Rights.

        Cache will decide, in its sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your Rights. Any such determinations by Cache will be final and binding. Cache, in its sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as Cache may determine. Cache will not be required to make uniform determinations in all cases. Cache may reject the exercise of any of your Rights because of any defect or irregularity. Cache will not accept any exercise of Rights until all irregularities have been waived by Cache or cured by you within such time as Cache decides, in its sole discretion.

        Neither Cache, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Subscription Rights Certificates, and Cache will not be liable for failure to notify you of any defect or irregularity. Cache reserves the right to reject your exercise of Rights if Cache determines that your exercise is not in accordance with the terms of the rights offering, as set forth in the Prospectus and these Instructions for Use, or in proper form. Cache will also not accept the exercise of your Rights if Cache's issuance of shares of Common Stock to you could be deemed unlawful under applicable law.

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  Exhibit 99.1
FORM OF INSTRUCTIONS AS TO USE OF CACHE, INC. RIGHTS CERTIFICATES